Exhibit 99.1

Corillian Reports First Quarter 2005 Results
Company is debt-free, grows cash and investments to over $40 million

PORTLAND, Ore. — April 27, 2005 — Corillian Corp. (NASDAQ: CORI), the top provider of online banking and anti-fraud solutions to leading financial institutions, today reported financial results for the first quarter ended March 31, 2005.

Revenues for the first quarter were $11.2 million, compared to $11.7 million for the first quarter of 2004. Net income for the first quarter was $654,000, resulting in diluted earnings per share of $0.02, compared to net income of $1.8 million and diluted earnings per share of $0.05 in the first quarter of 2004. Revenues and profits for the first quarter were approximately one half million dollars lower than expected due to a recent notification received after the end of the quarter from one of our integration partners working on our largest implementation project that the anticipated launch date had slipped by a few months. The Corillian online banking element of the project remains on schedule, but delays in other elements of the broader project resulted in the projected delay and affected the timing of our revenue recognition.

Cash and investment balances at the end of the first quarter were $40.9 million, compared to $39.4 million at December 31, 2004.

“This has been a positive quarter for Corillian on many fronts,” said Alex Hart, president and CEO of Corillian. “Our pending acquisition of InteliData will enable us to expand our product line, our customer list, and our recurring revenue base while creating the critical mass necessary to provide financial institutions of all sizes with a more affordable approach to bill payment. We’ve now paid off all of our debt while increasing our cash reserves to over $40 million. We’ve strengthened our sales pipeline, signed a Corillian Fraud Detection System deal with Citigroup, and continued our strong track record of upgrading and expanding existing customer relationships. As we look forward to the remainder of 2005 and beyond, we see three key areas of growth for Corillian: continued increases in consumer online banking and bill payment adoption, increased investment in business banking services such as small

Enabling eFinance

business banking and corporate cash management, and broader interest in the proactive detection and prevention of online fraud.”

Recent Highlights

•	Two existing Corillian customers chose to license the new Corillian Consumer Banking Application.

•	Four customers successfully migrated to the Corillian Voyager 3.1 platform: three top 100 U.S. Banks and a top 10 credit union.

•	Two additional financial institutions signed up for the Corillian Fraud Detection System, including Citigroup, the largest U.S. bank. Currently more than 25 financial institutions are using the Corillian Fraud Detection System to proactively detect and investigate phishing and online fraud attacks.

•	Corillian has integrated Quova’s GeoPoint geolocation service with the Corillian Fraud Detection System to identify the geographic location, ISP and organization associated with each website visitor. The combined offering will enhance an organization’s ability to proactively identify phishing sites under development, detect fraudulent behaviors, examine potential compliance issues and protect the online assets and reputation of the organization.

•	Corillian appointed Ty Miller, a former Bank One executive, to its board of directors.

Financial Outlook
Based on the current backlog of projects in implementation and deals in the sales pipeline, Corillian anticipates that second quarter 2005 revenues will be in the range of $11 to $12 million and that EPS will be in the range of $0.02 to $0.04 per fully diluted share. Based on the number of new opportunities and progression of existing deals in the pipeline, Corillian is increasingly confident that second half results will be significantly better than first half results. This outlook excludes the anticipated positive impact of the InteliData acquisition, expected to close late in the second quarter.

Corillian will hold a conference call at 5:00 p.m. ET on April 27, 2005 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian’s corporate Web site at http://www.corillian.com/investor.

About Corillian Corporation
Corillian is the top provider of online banking, bill payment and fraud prevention applications to leading financial institutions. Corillian provides the most flexible, scalable and secure set of online banking applications across multiple lines of business, integrating hundreds of best practices observed from some of the most innovative financial institutions in the world, as well as best practices in usability and functionality established by industry experts. Corillian features integrated applications across Consumer Banking, Small Business Banking, Wealth Management, Credit Card Management, and Corporate Cash Management, as well as enterprise wide solutions, including Fraud Detection, Payments Warehouse, Alerts, eStatements, and OFX. Empowered with Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively and securely. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.

# # #

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian’s business outlook, Corillian’s prospects for success in the online financial software and services industry, and Corillian’s anticipated benefits from the InteliData acquisition are forward-looking. Factors that could cause actual results to differ include the risk that the InteliData acquisition is not completed as planned, that Corillian does not successfully integrate the business and operations of InteliData into Corillian’s business and operations, that Corillian is not able to fulfill acceptance criteria on projects for its customers and fails to earn performance bonuses or receive milestone payments on such projects, that Corillian fails to sign new customers, that Corillian does not realize anticipated business from its sales pipeline, that Corillian’s existing customers do not continue to demand seat licenses, new products or services from Corillian, that Corillian’s customers experience performance problems or security breaches using Corillian’s solutions, that Corillian’s partners are not able to fulfill their contractual obligations to Corillian and such failure negatively impacts Corillian customers, that Corillian encounters significant problems in implementing its software for its customers or significant delays in developing software for its customers, that Corillian incurs significant legal expenses or losses in lawsuits and that financial institutions are affected by adverse government regulations or market conditions. Other risks include those stated in Corillian’s reports and other documents filed from time to time with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2004.

For more information contact:

Steve Shaw | Corp. Communications Manager | Corillian Corporation | e-mail: sshaw@corillian.com | Phone: (503) 629-3770

Paul Wilde | Chief Financial Officer | Corillian Corporation | e-mail: pwilde@corillian.com | Phone: (503) 629-3300

CORILLIAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Quarter Ended
	March 31	March 31
	2005	2004
Revenues	$11,236	$11,697
Cost of revenues	4,359	5,010

Gross profit	6,877	6,687

Operating expenses:

Sales and marketing	1,770	1,687
Research and development	2,622	1,391
General and administrative	1,913	1,564

Total operating expenses	6,305	4,642

Income from operations	572	2,045
Other income (expense), net	95	(172)

Income before income taxes	667	1,873

Income taxes	13	40

Net income	$654	$1,833

Basic net income per share	$0.02	$0.05

Diluted net income per share	$0.02	$0.05

Shares used in computing basic net income per share	38,717	37,154

Shares used in computing diluted net income per share	40,195	40,510

CORILLIAN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2005	December 31, 2004
ASSETS

Current assets:
Cash and investments	$40,876	$39,350
Accounts receivable, net	3,550	8,218
Revenue in excess of billing	1,013	1,363
Other current assets	1,412	1,902

Total current assets	46,851	50,833

Property and equipment, net	3,600	3,800
Other assets	546	636

Total assets	$50,997	$55,269

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,315	$3,447
Deferred revenue	12,772	16,630
Current portion of long-term debt and capital lease obligations	—	296
Other current liabilities	382	1,043

Total current liabilities	16,469	21,416
Long-term debt and capital lease obligations, less current portion	—	629
Other long-term liabilities	585	622

Total liabilities	17,054	22,667

Shareholders’ equity:
Common stock	130,656	129,969
Accumulated other comprehensive income	61	61
Accumulated deficit	(96,774)	(97,428)

Total shareholders’ equity	33,943	32,602

Total liabilities and shareholders’ equity	$50,997	$55,269

CORILLIAN CORPORATION
SUPPLEMENTAL INFORMATION
(unaudited)

License revenues for the first quarter of 2005 were $2.8 million, or 25% of total revenues, as compared to $5.0 million or 43% of total revenues in the first quarter of 2004. License block sales in the first quarter of 2005 were approximately $560,000, as compared to approximately $600,000 in license block sales in the first quarter of 2004.

Corillian’s revenue backlog was $31.2 million as of March 31, 2005, compared to $32.4 million at the end of the fourth quarter of 2004. Revenue backlog represents contractual customer commitments, including fees for licenses, professional services, maintenance, hosting and subscriptions. Backlog is not necessarily indicative of revenues to be recognized in any given future period. For example, some of the fees reflected in backlog may be accounted for as funded research and development, depending on the nature of the work to be performed by Corillian. There are many factors that would impact Corillian’s filling of backlog, such as its progress in completing projects for its customers and Corillian’s customers meeting anticipated schedules for customer-dependent deliverables. Corillian provides no assurances that any portion of its backlog will be filled during any fiscal year or at all or that its backlog will be recognized as revenues in any given period.

Total headcount as of March 31, 2005 was 223, compared with 213 as of March 31, 2004.

The total number of shares outstanding as of March 31, 2005 was 38.9 million shares.